CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT




We consent to use in this Registration Statement, Amendment #1 of Form S-1 of Fusion Telecommunications International, Inc. of our report dated April 23, 2004, except for paragraph 3 of Note 12 which is as of August 24, 2004 and Note 21 which the date is November 10 2004, relating to the consolidated financial statements of Fusion Telecommunications International Inc. and Subsidiaries as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001. We consent to the reference to our Firm under the caption "Experts" in the Prospectus.






Rothstein, Kass & Company, P.C.
Roseland, New Jersey
December 22, 2004